Exhibit 99.2

Beta Bionics Announces Pricing of Public Offering of Common Stock and Pre-Funded Warrants

IRVINE, Calif., Sept. 15, 2026 – Beta Bionics, Inc. (Nasdaq: BBNX) today announced the pricing of an underwritten public offering of 7,652,175 shares of its common stock at a price to the public of $17.25 per share and, in lieu of shares of common stock to certain investors, pre-funded warrants to purchase 1,043,484 shares of common stock at a purchase price of $17.2499 per share, which equals the public offering price per share of the common stock less the $0.0001 exercise price per share of each pre-funded warrant. The gross proceeds from this offering are expected to be $150.0 million, before deducting underwriting discounts and commissions and offering expenses payable by Beta Bionics. The offering is expected to close on or about September 17, 2026, subject to customary closing conditions. In addition, Beta Bionics has granted the underwriters for the offering a 30-day option to purchase up to 1,304,348 additional shares of its common stock at the public offering price, less the underwriting discounts and commissions.

Beta Bionics expects to use the net proceeds from this offering for general corporate purposes, which may include costs associated with the commercialization of MintTM, including expansion of Beta Bionics’ manufacturing facilities, research and development and clinical development, investment in product enhancements, potential strategic opportunities and working capital and operating expenses.

J.P. Morgan, Piper Sandler, Wells Fargo Securities and Leerink Partners are acting as the joint book-running managers for the offering.

The shares of common stock and pre-funded warrants described above are being offered by Beta Bionics pursuant to a shelf registration statement on Form S-3 that was filed by Beta Bionics with the Securities and Exchange Commission (SEC) on February 24, 2026 and automatically became effective upon filing. A final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus related to this offering, when available, may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; or from Piper Sandler & Co., 350 North 5th Street, Suite 1000, Minneapolis, Minnesota 55401, Attention: Prospectus Department, by telephone at (800) 747-3924, or by email at prospectus@psc.com; or from Wells Fargo Securities, LLC, Attention: Wells Fargo Securities, 90 South 7th Street, 5th Floor, Minneapolis, Minnesota 55402, by telephone at 800-645-3751 (option #5), by email at WFScustomerservice@wellsfargo.com; or from Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, Massachusetts 02109, by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@leerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Beta Bionics

Beta Bionics, Inc. is a commercial-stage medical device company engaged in the design, development, and commercialization of innovative solutions to improve the health and quality of life of insulin-requiring people with diabetes (PWD) by utilizing advanced adaptive closed-loop algorithms to simplify and improve the treatment of their disease. The iLet Bionic Pancreas is the first FDA-cleared insulin delivery device that autonomously determines every insulin dose and offers the potential to substantially improve overall outcomes across broad populations of PWD.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. These statements may be identified by introductory words such as “may,” “expects,” “goal,” “intend,” “will,” “would,” “subject to” or words of similar meaning, or by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements include statements regarding Beta Bionics’ expectations with respect to the completion, timing and size of the public offering, and the use of proceeds from the offering. For such statements, Beta Bionics claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Beta Bionics’ expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, changes in market conditions, the risk that the offering will not be consummated on the timing contemplated or otherwise, and the satisfaction of customary closing conditions related to the offering, as well as the risks and uncertainties discussed in the preliminary prospectus supplement for the offering and other risks and uncertainties disclosed in Beta Bionics’ filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026, as updated by its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on July 29, 2026, and other filings that Beta Bionics may make from time to time with the SEC. These forward-looking statements represent Beta Bionics’ judgment as of the time of this release. Beta Bionics disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Investor Relations:

Blake Beber

Head of Investor Relations

ir@betabionics.com

Media and Public Relations:

Felicia Sanborn

Vice President of Marketing

media@betabionics.com